Exhibit 10.26

HR-2018-

Labor Contract

Party A (Employer): CASI (Beijing) Pharmaceuticals, Inc.

Legal representative or entrusted agent: Ken K. Ren

Address of company: Full Link Plaza Suite B 12F, B1215, 18 Chaoyangmenwai Street, Chaoyang district, Beijing city

Party B (Name): Wei (Larry) Zhang

ID No. / Passport No.:

Current home address:

Postal code:

Contact No.:

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Party A and Party B sign this Contract in accordance with the “Labor Law of the People’s Republic of China”, “Labor Contract Law of the People’s Republic of China” and other relevant laws and regulations on the basis of equality and voluntariness, fairness and impartiality, consensus, honesty and credibility. Both parties shall promise to abide by the items of this contract.

1. Subject of the contract and guarantee of Party B

1.1	Party A and Party B are the parties to this labor contract.

1.2	Party A is a legal employing unit registered in the People’s Republic of China, with employment qualifications. Party B is a natural person with full civil capacity and a qualified employee.

1.3	Party B promises to Party A that there is no labor relationship or employment relationship (including but not limited to Non-full-time labor relationship) with any third party at the time of signing this labor contract and it shall not within the time limit of competitive restriction, and Party B shall guarantee that there is no any matter between the party and the original employer that could affect the entry-into-force and fulfillment of this contract.

1.4	Party B shall guarantee that any work delivered by Party A will not infringe upon the business secret and other legal rights of previously employed units after the party is hired by Party A. If any violations, Party B will bear the corresponding legal responsibility.

2. Type and duration of labor contract

2.1	Party A and Party B agree to confirm the “duration of labor contract” according to the following [ A ] methods (choose one).

A.	Fixed-duration labor contract: starting from [1] day [9] month [2018] year to [31] day [8] month [2021] year, including the probationary period of [0] month(s) from [ ] day [ ] month [ ] year to [ ] day [ ] month [ ] year.

B.	Non fixed-duration labor contract: starting from [ ] day [ ] month [ ] year to the arising of the circumstances that statutory termination of contract occurs, including the probationary period of [ ] month(s) from [ ] day [ ] month [ ] year to [ ] day [ ] month [ ] year.

2.2	Party A can terminate the labor contract if Party B fails to meet the conditions of employments or the provisions stipulated in this contract during the probationary period.

2.3	Before the days of the expiration date of this fixed-term Employment Contract, the Parties shall discuss the renewal of this Contract. If the Parties agree the renewal and agree on the terms of the contract, then the Contract can be renewed. The contract is terminated immediately if the labor contract expires and it is not renewed.

3. Working place and job content

3.1	Party A and Party B agree that the labor contract is performed in Beijing and in the place where Party A dispatches Party B for business trip.

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3.2	According to the request of Party A, Party B is carry on President CASI China job after negotiation.Party B shall meet the work standards required by Party A, conform to the job requirements and comply with job responsibilities. Job responsibilities for Party B are detailed in Job Description.

3.3	According to the Party A’s business requirements, the Party B’s abilities and performance or physical condition, the Party A may change the Party B’s position, reporting line and/or work location (including but not limited to changes to the Party B’s job description, promotion, same-level transfer, demotion or changes to the Party B’s department and work location, also including changes to the job description, duties or scope without changing the Party B’s post or position). The Party A may adjust the Party B’s remuneration and benefit standards in accordance with the above changes.

4. Working hours, rest and vacation

4.1	Working hours

4.1.1	According to Party B’s actual position situation, Party B’s working hours are subject to((□Standard Working Hours, □Cumulative Working Hours, ■Flexible Working Hours. If Party A arranges Party B to apply to Cumulative Working Hours or Flexible Working Hours, the approval of the relevant labor administrative department shall be obtained.

4.1.2	Where the Standard Working Hours is applied to Party B, the specific working shall be【08:30】a.m. to 【17:00】p.m. Lunch time and lunch break shall be half an hour and it is working time. Party A may adjust the above working hours for the needs of operation and business management, but Party B shall be notified in writing.

4.1.3	Where Cumulative Working Hours is applied to Party B, the working hours of Party B shall be calculated with the approved cycle, and the average daily working hours and average weekly working hours shall not exceed the statutory standard working hours.

4.1.4	Where Flexible Working Hours is applied to Party B, Party B can arrange his/her resting hours and working hours based on the business needs reasonably, with the work completed on time, quality-guaranteed and quantity guaranteed. Party B is not entitled to any overtime payment or time off in lieu, unless otherwise provided by law.

4.2	Overtime

4.2.1	Party A does not encourage the Party B to work overtime in principle. For purposes of business needs, however, the Party A may arrange for the Party B to work overtime after consultation with the Employee. Overtime shall be based on actual time. However, if Party B fails to complete the work task within the working time due to its own reasons, any extension of the working time shall not be deemed as overtime.

4.2.2	If overtime is needed, Party B shall submit the overtime application and obtain written approval in advance. If the written approval cannot be obtained in advance due to special reasons, Party B shall re-submit the application, examination and approval procedures for overtime work within [3] working days after the overtime work.

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4.2.3	If the overtime is arranged by Party A or previously approved by Party A in written, Party A shall arrange time-off in lieu with equal time firstly or pay overtime salary in accordance with the national regulations and the relevant Company policies. The Employee applied to the Flexible Working Hour System shall not be entitled to the overtime, unless otherwise provided by law.

4.3	Leave and Vacation

4.3.1	Party A shall guarantee the rights of leave and vacation of Party B legally.

4.3.2	Party B shall enjoy the rights of the statutory holidays and the other kinds of vacations, and the vacation policies shall be implemented according to the relevant regulations or agreements of Party A.

5. Labor remunerations

5.1	The base salary before tax is 170,000 yuan per month, the base salary before tax in the probation is yuan per month. The performance bonus before tax is , In accordance with the internal remuneration management measures, the floating wage is determined by Party B’s work achievement and the actual contribution and etc. If Party A adjusts Party B's basic salary during the performance of this contract, Party B's basic salary shall be the amount recorded in Party A's notice of salary adjustment and other relevant documents.

5.2	The salary is paid on the 5th of each month and it shall be paid on the latest working day in advance if the payment day is the holiday or rest day. It does not belong to the arrears of wage to Party B if Party A has a reasonable explanation for delaying the payment of labor remuneration.

5.3	After the mutual agreement between Party A and Party B, Party B’s wage remuneration shall be implemented according to the internal remuneration and welfare management measures of the company. The adjustment of Party B’s basic salary, allowance shall be in accordance with the annual salary notification letter as the standard. In accordance with the internal remuneration management measures, the floating wage is determined by Party B’s work achievement and the actual contribution and etc.

5.4	Party A shall formulate the remuneration and welfare management measures of the company according to the operation benefits and market factors of the company.

5.5	This article stipulates that the wages of Party B shall be pre-tax wages. Party B shall pay personal income tax in accordance with the law, which will be withheld and paid from the salary by Party A.

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6. Social insurance, housing fund and benefits

6.1	Party A shall pay social insurance and housing fund in proportion to Party B in accordance with the relevant provisions of the state and local. Party B shall also pay its due portion in proportion, which will be withheld and paid from the salary by Party A. Party B shall ensure to promptly submit the valid certificates for handling social insurance and housing fund to Party A. Party B shall bear any responsibility for any consequence arising from the delay or the refusal of Party B’s submission.

6.2	Party B shall be responsible for timely treatment or provide possible assistance to Party A due to work-related injuries. Party A shall submit an application for identification of work injury to labor administrative department within a specified time, shall handle the appraisal of labor ability for Party B according to the law, as well as shall fulfill the necessary obligations for the medical treatment of work-related injury of Party B.

6.3	Party B’s salary and medical insurance during the occupational diseases and work-related injuries shall be implemented according to the national laws and regulations and the relevant provisions of local.

6.4	Party B’s benefits during the sickness or non work-related injury shall be implemented according to the national laws and regulations and the relevant provisions of local.

6.5	Female employees’ benefits during pregnancy, delivery period and breastfeeding leave shall be implemented according to the national laws and regulations and the relevant provisions of local.

6.6	It is one of Party A’s policies to train employees and encourage personal development. Party A provides vocational training to Party B according to the relevant training regulations. In addition to various internal training activities, Party A also encourages Party B to participate in some external training activities or courses.

Both Party A and Party B shall sign a training agreement to clarify the rights and obligations of both parties as an attachment to this contract if Party A provides specialized training fee to Party B for professional and technical training and requests Party B to fulfill the service period. In case of conflicts, it shall be subject to the training agreement.

7. Labor protection, labor conditions, vocational training

7.1	Party A shall provide Party B with labor conditions that are in conformity with the national regulations and with a safe and hygienic working environment.

7.2	Party A shall provide Party B with the necessary labor protection supplies according to the actual situation of Party B’s post in accordance with the relevant national regulations.

7.3	Party A shall establish and improve labor safety system and operating procedures, as well as work practices, and shall provide safety education for Party B. Party B shall eliminate the illegal operations.

8. Labor disciplines

8.1	Party A has right to abide by the democratic principle and make “Employee Handbook” and other rules and regulations without any conflict with laws and administrative regulations. Party A shall conduct the daily management of labor discipline to Party B according to the “Employee Handbook” and various rules and regulations.

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8.2	Various rules and regulations formulated by Party A shall be promptly publicized. Party A requires Party B to carefully read the relevant contents so as to timely understand and master Party A’s relevant rules and regulations.

8.3	Party B shall abide by the rules and regulations formulated by Party A: strictly abide by the labor safety and hygiene, production technology, operating procedures and work practices; take good care of Party A’s properties, abide by the professional ethics; actively participate in the trainings organized by Party A, improve the ideological awareness and vocational skills.

8.4	Party A can take disciplinary punishment against Party B until the termination of the contract according to the rules and regulations of the company if Party B violates the labor discipline

9. Confidentiality and intellectual property ownership

9.1	Party A and Party B confirm that Party B will come into contact with Party A’s business secrets and intellectual property-related confidentiality matters during the fulfillment of its duties, Party B shall have the duty of confidentiality on the foregoing matters and shall sign a confidentiality agreement with Party A on the request of Party A.

9.2	From the effective date of this contract, Party B’s all intellectual achievements resulting from the performance of its duties shall be owned by Party A, except where relevant intellectual property is legally owned by Party B.

9.3	Party A and Party B shall confirm that any form of all the carriers that record Party A’s business secrets held or kept by Party B due to the job requirements shall be owned by Party A, which is strictly prohibited from leak and disclosure. Party B shall return to Party A instead of copying the information or keeping it without authorization when leaving the company.

10. Change, dissolution, termination and renewal of labor contract

10.1	Change of labor contract

10.1.1	Where the laws, rules, regulations or policies in place on which the contract is concluded change, the relevant contents of this contract shall be changed.

10.1.2	The objective situation, on which the conclusion of the labor contract is based, has changed considerably, the labor contract is unable to be performed and no agreement on changing the contents of the labor contract is reached after negotiations between Party A and Party B.

10.1.3	Some of the terms of this contract can be changed after mutual agreement of Party A and Party B.

10.1.4	It will be deemed that Party B agrees to the adjustment if Party A has adjusted Party B’s working post, working place or job without signing a written contract for change or agreement and Party B does not submit a written objection within one month after assuming the post.

10.2	Dissolution of labor contract

10.2.1	This contract can be terminated after mutual agreement of Party A and Party B.

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10.2.2	Under any of the following circumstances, Party A may dissolve the labor contract if it notifies Party B in writing 30 days in advance or after it pays Party B an extra month's wages:

10.2.2.1	Party B is sick or is injured for a non-work-related reason and cannot resume his original position after the expiration of the prescribed time period for medical treatment, nor can he assume any other position arranged by the employer.

10.2.2.2	Party B is not competent for the job, or is still so after training or changing his position; Party B fails to pass the examination in the performance appraisal, and will still be assessed as unqualified after training or refuse for repentance and training.

10.2.2.3	The objective situation, on which the conclusion of the labor contract is based, has changed considerably, the labor contract is unable to be performed and no agreement on changing the contents of the labor contract is reached after negotiations between Party A and Party B.

10.2.3	Party A can terminate the contract at any time and will not pay financial compensation if Party B has one of the following circumstances:

10.2.3.1	Party B is proved to be inconsistent with the conditions of employment during the probationary period;

10.2.3.2	Party B seriously violates the rules and regulations of Party A and the labor contract can be terminated according to the rules and regulations of Party A.

10.2.3.3	Party B causes 10000 Yuan (inclusive) or more major loss to Party A because of his gross neglect of duty and malpractices for selfish ends.

10.2.3.4	Party B is investigated for criminal responsibility.

10.2.3.5	Party B has labor relationship with other employers at the same time, which causes a serious impact on the completion of work task of the company, or Party B refuses to correct after the employer points out the problem.

10.2.3.6	The labor contract comes into invalid due to the provisions as stipulated in the first item of the first paragraph of Article 26 of “Labor Contract Law”.

10.2.3.7	Other circumstances stipulated by laws and administrative regulations.

10.2.4	Party A shall not terminate the contract in accordance with Article 10.2.2 if Party B has one of the following circumstances:

10.2.4.1	Party B has been confirmed as having lost or partially lost his capacity to work due to an occupational disease or a work-related injury.

10.2.4.2	Party B has contracted an illness or sustained a non-work-related injury and the prescribed time period of medical treatment has not expired.

10.2.4.3	Female employees are within pregnancy, delivery period and lactation period.

10.2.4.4	Party B is engaging in operations exposing him to occupational disease hazards and has not undergone an occupational health check-up before he leaves his position, or is suspected of having an occupational disease and is under diagnosis or medical observation;

10.2.4.5	Party B has been working for Party A continuously for not less than 15 years and is less than 5 years away from his legal retirement age.

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10.2.4.6	Other circumstances stipulated by laws and administrative regulations.

10.2.5	Party B can terminate the contract under one of the following circumstances:

10.2.5.1	Fail to provide labor protection or working conditions in accordance with the labor contract.;

10.2.5.2	Fail to pay labor remuneration in full and in time.

10.2.5.3	Fail to pay social insurance premiums to laborers according to laws.

10.2.5.4	The employer’s rules and regulations violate the provisions of laws and regulations, thereby damaging the rights and interests of laborers.

10.2.5.5	The labor contract comes into invalid due to the provisions stipulated in the first paragraph of Article 26 of “Labor Contract Law”.

10.2.5.6	Any other circumstances prescribed by other laws or administrative regulations that authorize employees to dissolve labor contracts.

10.3	Termination of labor contract

10.3.1	The contract will be terminated under one of the following circumstances:

10.3.1.1	The contract is expired;

10.3.1.2	Party A is declared bankrupt and the business license is revoked. Party A is ordered to close, dissolve or revoke.

10.3.1.3	Party B retires, resigns, dies, is declared dead or missing.

10.3.1.4	Other circumstances stipulated by laws and administrative regulations.

10.4	If the contract expires, and Party B has one of the circumstances as described in 10.2.4 of this contract but not described in 10.2.3 of this contract, the term of labor contract shall be extended until the disappearance of the relevant circumstance.

10.5	Party B shall notify Party A in written 30 days in advance if he requires to terminate the labor contract (abide by the additional provisions stipulated in “Employee Handbook” for the special post), and handle the procedures for terminating the labor contract, but Party B shall handle the handover procedures as required by Party A. Party A has the right to pursue Party B’s liability for compensation and suspend Party B’s resignation procedure if Party B quits the job without permission, resulting in economic losses caused by failure of work handover or because of other issues during the period under review.

10.6	At the time of dissolution or termination of the contract, Party A shall issue a document to prove the dissolution or termination of the labor contract when dissolving or terminating the contract, and handle the procedures for the transfer of Party A’s personal file, social insurance and housing fund within 15 days. It shall not be delayed or refused without any reason unless there is a additional agreement or provision.

11. Disposal of labor disputes

11.1	The labor contract is legally established with legally binding. Both parties shall fully perform their duties and strictly implement the provisions of change, dissolution, termination, renewal and payment of economic compensation of the labor contract according to the law.

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11.2	Party A and Party B can settle the labor disputes arising from the performance of this contract through negotiation. If both parties do not want to consult or fail to reach an agreement, they may apply to the labor arbitration commission for arbitration. Both parties can also apply to the labor dispute arbitration commission for arbitration. Those who are not satisfied with the arbitration determination may institute legal proceedings to the people’s court within 15 days from the date of receipt of the arbitration determination.

12. Liability for breach of contract and financial compensation

12.1	Any Party A or Party B who violates the provisions of the contract and causes losses to the other party shall be compensated.

12.2	If Party B occupies Party A’s property to cause losses to Party A, Party B shall return the corresponding property and compensate the loss to Party A. Party B shall return the unjustified benefited obtained without legal provisions or contract agreement to Party A. If losses are caused to Party A due to Party B's personal reasons, Party A is entitled to deduct such losses from Party B's salary according to law.

12.3	If Party A violates the terms of the contract to terminate the contract or the contract comes into invalid due to Party A’s reason, the appropriate economic compensation or indemnity fund shall be paid according to the law.

12.4	Party B shall handle the work handover according to the mutual agreement. The economic compensation shall be paid if necessary at the completion of work handover, unless otherwise agreed by both parties

13. Applied to foreign staff

13.1	Party A shall apply for the foreigner's working permit for Party B. Both Parties acknowledge that under the situation that Party B fails to obtain such certificates to work in China for any reasons, the employment relationship will not be established and the Contract herein will become void. Party B promises to cooperate with Party A in the relevant work such as change, annual inspection and cancellation of employment procedures.

13.2	Party A shall withhold the individual income tax, the social insurance and housing fund contributions (if applicable) for Party B in accordance with PRC laws and local laws and regulations. Party B shall undertake the tax responsibility prescribed by the Country where Party B’s workplace is located.

13.3	Both parties agree that Party B is entitled to reimburse (must be supported by requested documents and official invoices), for tax exclusion. The annual total expenditure is 1,020,000 RMB /year. Including housing rental not exceed 600,000 RMB/year, meals not exceed 10,000 RMB/month, laundry fee not exceed 10,000 RMB/month, children's education, transportation for home leave, language training and relocation expenses are reimbursable, but the annual total should not exceed the agreed annual total expenditure amount. If the amount of the invoice provided by party B by the end of December is less than the annual total expenditure amount, the balance of the expenditure shall be consolidated into the annual bonus of employee and paid after the consolidated tax calculation.

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13.4	In the event of any inconsistency between provisions of this Chapter and other provisions of this Contract, the provisions of this Chapter shall prevail.

13.5	If both parties have special agreement on the salary and welfare treatment of Party B, the special agreement shall be followed.

14. Miscellaneous

14.1	“Employee Handbook” and enterprise rules and regulations are the important parts of this contract. Party B shall not refuse to acknowledge or comply with the “Employee Handbook” and all the rules and regulations of the enterprise for any reason. The unaccomplished matters of this contract shall be implemented in accordance with the “Employee Handbook” and the rules and regulations of the enterprise, and shall be implemented in accordance with the relevant provisions of the state and local when there is no provision. Where there is no provision as stipulated by the state and local, both parties shall settle it through equal negotiation.

14.2	This contract will replace all previous discussions, negotiations and agreements between the two parties, after the contract coming into force. If the provisions of other previous agreements (including but not limited to “confidentiality agreement”, “training agreement” and “competitive restriction agreement”) are not consistent with this contract, it shall be subject to this contract.

14.3	If both parties reach a supplementary and change agreement on the relevant matters afterwards, both parties shall sign a written supplementary or change agreement.

14.4	Party B agrees to entrust the “emergency contact” at the bottom of this contract as the trustee of Party B when it is in the state of contact disorder (including but not limited to Party B being hospitalized due to illness, loss of personal freedom or intentional refusal of Party A’s contact). The trustee has right to accept the reconciliation and mediation, receive and sign the relevant documents on behalf of Party B.

14.5	This contract may not be altered.

14.6	If the contract is written in Chinese and foreign languages if necessary with inconsistent content, it shall be subject to Chinese text.

14.7	The conclusion, amendment, termination, ending, renewal, interpretation, and dispute resolution of this Contract shall be governed by PRC laws.

14.8	If any provision of this Contract is regarded as illegal, invalid or unenforceable, the validity, effectiveness, and enforceability of other provisions shall not be affected.

14.9	The notices, papers, documents, files etc sent by Party A can be delivered face to face to Party B or by mail. Party B confirms that the address in this Contract is the effective address. Party B shall inform Party A in written within 7 days after the change if there is any change of the address. It can be deemed that the delivery is the effective delivery in the circumstances that Party A sends the notices, papers, documents, files etc. to the address of Party B and the related materials arrive the address. Party B shall take the responsibilities for not informing Party A immediately of the change of the address and the resulting adverse legal results.

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14.10	The contract is made in duplicate. Each party shall hold one copy with the same legal effect.

(Intentionally left blank)

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Party A (official seal)	Party B (signature or seal)

Legal representative (principal) or agent	Wei (Larry) Zhang
CASI (Bejing) Pharmaceuticals, Inc.
Rep: Ken K. Ren

(Signature or seal)

/s/ Ken K. Ren	/s/ Wei (Larry) Zhang

Signing date: 2018 year 9 month 1 day	Signing date: 2018 year 9 month 1 day

Emergency contact person:

Relationship with employee:	Telephone No.:

Address of emergency contact person:	Postal code:

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Supplementary Provisions on Labor remuneration

An award of 1,000,000 options covering shares of the Company’s parent company, CASI Pharmaceuticals, Inc., subject to vesting schedule below. The date of grant is your actual employment start date which is September 1, 2018.

1. 250,000 will vest on the first anniversary of the date of grant (September 1, 2019);

2. 250,000 will vest on the second anniversary of the date of grant (September 1, 2020);

3. 250,000 will vest on the third anniversary of the date of grant (September 1, 2021);

4. 250,000 will vest on the fourth anniversary of the date of grant (September 1, 2022).

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